Amendment to Participation Agreement

Franklin Templeton Variable Insurance Products Trust

Franklin Templeton Distributors, Inc.

Kansas City Life Insurance Company

The participation agreement, dated as of May 1, 2000, by and among Franklin Templeton Variable Insurance Products Trust, Franklin Templeton Distributors, Inc., and Kansas City Life Insurance Company (the “Agreement”) is hereby amended as follows:

The following new Section 3.10 is added to the Agreement:

3.10 Each party to this Agreement agrees that, upon discovery and except to the extent otherwise agreed to by the parties, in the event of a pricing or other error resulting from incorrect information or confirmations, if such error is within the materiality standards of the mutual fund industry and the fund, the party will report any such material error to the other parties to this Agreement and will adjust the number of shares of the Funds purchased or redeemed to correct the error as necessary under applicable federal securities laws.

All other terms and provisions of the Agreement not amended herein shall remain in full force and effect.

Effective Date as of July 1, 2001.

Franklin Templeton Variable Insurance Products Trust

By:  /s/ Karen L. Skidmore
Name:  Karen L. Skidmore
Title:  Assistant Vice President

Franklin Templeton Distributors, Inc.

By:  /s/ Philip J. Kearns
Name:  Philip J. Kearns
Title:  Vice President

Kansas City Life Insurance Company

By:  /s/ Richard L. Finn
Name:  Richard L. Finn
Title:  SVP